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                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT (this "Agreement") is dated as of February 1, 2000 (the "Effective Date") by and between InterPacket Group, Inc., a Delaware corporation (the "Company"), and Timothy F. Sylvester, an individual ("Executive").

     WHEREAS, the Company desires to obtain the professional services of Executive; and

     WHEREAS, Executive desires to provide such services to the Company upon the following terms and conditions;

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the parties agree as follows:

     1. TERM. The Company hereby employs Executive in the position and with the duties and responsibilities described in Paragraph 2 for the period commencing on the Effective Date and ending three (3) years from the Effective Date (the "Term"). The Term shall be extended by an additional period of one (1) year unless either party shall give written notice to the other of its intent to terminate this Agreement not less than 30 days prior to the expiration of the Term. If the Term is so extended, all references to "the Term" in this Agreement shall be deemed to include such the extension thereof.

     2. POSITION, DUTIES, RESPONSIBILITIES. The Company hereby agrees to employ Executive, and Executive agrees to serve, as Executive Vice President-Business and Legal Affairs during the Term. Subject to the terms hereof, Executive shall serve on an exclusive and full time basis at the Company's principal place of business in Santa Monica, California or such other place in Los Angeles County to which Executive shall consent, which shall be reasonably granted. Executive shall report to the Company's Chief Executive Officer and/or its Board of Directors, as appropriate. Executive shall be the chief legal officer of the Company and in such capacity shall oversee all business transactions, strategic partnerships, acquisitions and related business development and expansion initiatives, facilitate the drafting and filing of the registration statement relating to the initial public offering of the Company's Common Stock and manage human resources, legal and administrative matters, as requested. Executive shall have the full authority and responsibility prescribed by the Company's Bylaws relating to or otherwise normally attendant to his position as an executive officer of a corporation holding such position and shall hold such responsibilities as shall be determined pursuant to the periodic review and approval of the Chief Executive Officer and/or Board of Directors or any committee thereof.

     3. COMPENSATION. Executive shall be paid the following compensation while employed by the Company pursuant to this Agreement:

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          3.1  SALARY.  The Company agrees to pay or cause to be paid to
Executive a base salary at the annual rate of no less than One Hundred Fifty Thousand Dollars ($150,000) per year ("Base Salary") during the Term. In the sole discretion of the Chief Executive Officer, Base Salary may be increased on January 1 of each calendar year during the Term, commencing on January 1, 2001. Base Salary shall be paid in accordance with the Company's payroll policy as in effect from time to time.

          3.2  BONUS.   By May 1, 2000, the Company shall consider and adopt
a bonus plan with agreed upon bonus targets that contemplate the payment to Executive of an annual bonus of at least $50,000 on achievement of such targets.

          3.3 BENEFITS. Executive shall entitled to medical and all other benefits made available generally to executives of the Company.

          3.4 STOCK OPTIONS; STOCK PURCHASE. Executive shall receive an option (the "Option") to purchase 125,000 shares of the Company's common stock at a price of $5.00 per share, the fair market value of the Company's Common Stock as of the Effective Time, as determined by the Board of Directors, pursuant to the terms of the Non-Qualified Stock Option Agreement to be entered into by and between the Company and Executive substantially in the form attached hereto as EXHIBIT A and otherwise pursuant to the terms of the Company's 1998 Stock Option Plan. In addition to Executive's participation in the Company's 1998 Stock Option Plan, Executive shall also be entitled to participate in any of the Company's other stock option plans (collectively with the Company's 1998 Stock Option Plan, the "Option Plans") as determined by the Board of Directors or any committee thereof, in its discretion. Executive shall be entitled to purchase 60,000 shares of Common Stock at a purchase price of $5.00 per share, such purchase price to be paid in the form of cash in the amount of $150,000 and the delivery by Executive of a promissory note, substantially in the form attached hereto as EXHIBIT B, in the principal amount of $150,000.

          3.5 BUSINESS TRAVEL AND OTHER BUSINESS EXPENSES. The Company shall reimburse Executive for reasonable and ordinary expenses relating to the performance of his duties hereunder including without limitation all travel, accommodation, meals, entertainment and other reasonably necessary business expenses. Such expenses shall be supported by reasonable documentation and shall be subject to reasonable audit by the Company.

          3.6 VACATION. Executive shall be entitled to four (4) weeks of vacation for each calendar year during which Executive is employed by the Company. Executive shall also be entitled to all paid Company holidays. If Executive ceases to be employed during any calendar year, the total number of vacation days accruing shall be prorated based on the number of months, or portion thereof, that Executive was employed by the Company. Such vacation time shall accrue and cumulate to the extent not actually taken by Executive until Executive is entitled to eight (8) weeks of accrued vacation.
Executive shall be entitled to

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customary flexibility in using such vacation time without strict regard to the actual accrual of vacation.

          3.7  INDEMNIFICATION.   The Company shall indemnify Executive
pursuant to a separate Indemnification Agreement, such indemnification to survive the termination of this Agreement and be effective until the expiration of all statutes of limitations applicable to any and all Proceedings (as defined in the Indemnification Agreement).

     4.   TERMINATION OF EMPLOYMENT; COMPENSATION DUE.

          4.1  DEATH.

               4.1.1 TERMINATION. Other than the obligations contained in Section 4.1.2 hereof, this Agreement shall terminate automatically upon the death of Executive.

               4.1.2 COMPENSATION. Following the death of Executive, the Company shall pay to Executive's beneficiary or estate, as instructed by Executive in writing on file with the Company, or if no one has been so designated, to his estate, (i) the Annual Salary to which Executive is entitled through the date of termination and (ii) all accrued but unused vacation pay (the sum of (i), and (ii) hereunder being referred to as "Accrued Compensation"). Following the death of Executive, the Company shall make any payments required under any death benefit policy, benefit plan or then existing life insurance policy maintained by the Company to the beneficiary thereof. Thereafter, the Company's obligations hereunder shall terminate.

          4.2  DISABILITY.

               4.2.1 TERMINATION. Should Executive be prevented from properly performing Executive's duties hereunder by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate during any twelve (12) month period, then, to the extent permitted by law, at the Company's discretion, the Company may terminate its obligations hereunder except for (i) any Accrued Compensation through the date of such termination, and (ii) any rights Executive may have under any disability plan in which Executive is a participant.

               4.2.2 COMPENSATION. During any period that Executive is disabled under this Agreement, but terminating upon any termination of this Agreement pursuant to Section 4.2.1, Executive shall continue to receive an amount equal to his Annual Salary minus any compensation received by Executive under any disability insurance policy the premiums for which have been paid by the Company. Following the termination of Executive's employment under Section 4.2.1, the Company shall pay Executive an amount equal to his

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Accrued Compensation through the date on which his employment is terminated, and the Company shall have no further obligations to Executive under this Agreement.

     4.3  BY THE COMPANY.

          4.3.1 FOR CAUSE. (a) The Company may terminate, without liability, this Agreement For Cause (as defined in this paragraph), an any time upon written notice to Executive. "For Cause" is defined as (i) the breach by Executive of any material term of this Agreement, provided such breach, if capable of a cure, is not cured within thirty (30) days after Executive received written notice of such breach and demand for a cure by the Company, which notice identifies such breach with particularity, (ii) the engaging by the Employee in conduct materially adverse to the Company and inconsistent with his duties and responsibilities under Section 2 above and the failure to cease such conduct within thirty (30) days after written demand therefor by the Company identifying with reasonable particularity such conduct and harm, (iii) the conviction (by trial or upon a plea) of Executive of a misdemeanor involving moral turpitude or a felony or (iv) a determination made by the vote of 75% of more of the Outside Members of the Board of Directors that Executive has regularly and consistently failed to perform his duties and obligations as an executive officer under this Agreement, after written notice of such failure has been delivered to Executive and Executive has had a period of thirty (30) days to cure such failure. For purposes of this Section, "Outside Member" shall mean any member of the Board of Directors who is not an executive officer or employee of the Company.

               (b) In the event the Company terminates Executive For Cause, the Company shall pay Executive an amount equal to his Accrued Compensation through the date on which his employment is terminated, and the Company shall have no further obligations to Executive under this Agreement.

          4.3.2 WITHOUT CAUSE. If the Company terminates Executive for any reason other than due to his death, disability (as determined pursuant to Section 4.2.1) or as a result of those reasons listed in Section 4.3.1 hereof ("Without Cause"), the Company shall (i) continue to pay Executive his Annual Salary, (ii) pay to Executive, pursuant to Section 3.5 hereof, the greater of
(A) his actual bonus paid during the preceding year, if any, and (B) the average of the actual bonuses paid during the two preceding years, if any, and (iii) continue to provide the health and other benefits described in
Section 3.2 (clauses (i), (ii) and (iii) hereof collectively, "Termination Without Cause Obligations"); the Termination Without Cause Obligations shall be provided for a period of time equal to the greater of (i) the remainder of the unexpired Term calculated as if no premature termination of this Agreement had occurred, or (ii) if the Term has less than one year remaining at the time of such termination, such remaining amount of time plus twelve months. In addition, at the time of any termination Without Cause, all of Executive's outstanding options granted pursuant to any of the Option Plans shall immediately vest and the time period during which such options may be exercised shall be extended for a period of two (2) years.

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     4.4  BY EXECUTIVE.

          4.4.1 FOR GOOD REASON. Executive may terminate, without liability, this Agreement "For Good Reason" if (a) the Company breaches any material term of this Agreement, provided that, if such breach is capable of cure, such breach continues for a period of thirty (30) days after the Company receives written notice of such breach by Executive identifying such breach with particularity, (b) a material diminution in Executive's responsibilities or authority occurs without Executive's consent, which shall include, among other things, any modification of Executive's reporting responsibilities to any person other than the Company's Chief Executive Officer or its Board of Directors, (c) Executive is required to relocate his principal place of business outside of Los Angeles County or (d) a Change in Control (as defined below) occurs.

          A "Change in Control" means the happening of any of the following:
(x) when any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, or (y) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation in which (i) the Company is not the surviving corporation, or
(ii) the stockholders of the Company immediately prior to such merger are the owners of less than fifty percent (50%) of the combined voting power of the Company and such other corporation immediately after such merger, or (z) the election of the Board of Directors in any special or annual election or stockholders' consent where the incumbent directors immediately prior to such election or consent do not constitute a majority of the Board of Directors immediately after such election.

          In the event Executive terminates this Agreement For Good Reason, the Company shall fulfill the obligations set forth in Section 4.3.2 hereof and all of Executive's outstanding options granted pursuant to any of the Option Plans shall immediately vest and the time period during which such options may be exercised shall be extended for two (2) years.

     5.   EXECUTIVE COVENANTS.

          5.1 CONFIDENTIALITY. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, for a period of two (2) years following the termination of this Agreement or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the

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Company, its subsidiaries and affiliates, and their respective clients and customers and that was learned by Executive in the course of his employment by the Company, its subsidiaries and affiliates, including without limitation any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (i) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries and affiliates, or prepared by Executive during the Term of his employment with the Company, its subsidiaries and affiliates, and (ii) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment.

          5.2 NON-COMPETITION. During the Term, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries or affiliates (each such competitor a "Competitor of the Company"); provided that nothing herein shall prevent Executive from the beneficial ownership of up to 5% of the publicly traded securities of any person who may be deemed to be a Competitor of the Company, and provided, further, that if the Company terminates the Employee's employment hereunder Without Cause or the Employee terminates his employment For Good Reason prior to the expiration of the Term of this Agreement, the provisions of this Section 5.2 shall not apply from and after the date of such termination of employment.

          5.3 NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the Term and for a period of six (6) months thereafter, the Employee shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company, or any of its subsidiaries or affiliates, or to divert their business to any Competitor of the Company, provided, that if the Company terminates the Employee's employment hereunder Without Cause or the Employee terminates his employment For Good Reason prior to the expiration of the Term, the provisions of this Section 5.3 shall not apply from and after the date of such termination of employment.

          5.4 INJUNCTIVE RELIEF. It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to disclose Confidential Information, compete with the Company or solicit customers or suppliers the Company in violation of this Section 6, that money damages would be insufficient to compensate the Company and that the Company

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would by reason of such competition or disclosure be entitled to injunctive relief in a court of appropriate jurisdiction.

     6. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of the non-assigning party, provided that Executive's rights to payments hereunder shall, upon his death, inure to the benefit of Executive's personal or legal representatives, executors, administrators,
heirs, distributees, devisees and legatees.   Any Change of Control shall be
deemed to be an assignment requiring consent of Executive.

     7. NOTICES. All notices hereunder shall be in writing and shall be either served by certified or registered mail, air courier, by hand, or by facsimile, in each case with charges prepaid. Notices shall be deemed effective when mailed, hand delivered, or faxed. Notices to Executive shall be given at the address set forth in the records of the Company for Executive. This notice provision may be changed with respect to any party by such party notifying the other of such change in accordance with the provisions of this Section 7.

     8. PLACE OF PERFORMANCE. The primary place where Executive shall perform his duties for the Company shall be at the Company's principal place of business. In addition, Executive agrees to render his services away from such city from time to time in the ordinary course of business, as the proper performance of his duties may require.

     9. EQUITABLE REMEDIES. Executive and the Company agree that the services to be rendered by Executive pursuant to this Agreement are of a special, unique and extraordinary character which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in any action at law, and that a breach by Executive of any of the terms of this Agreement may cause the Company great and irreparable injury and damage. Executive expressly agrees that the Company may apply for the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Executive. This provision shall not, however, be construed as a waiver of any of the rights which the Company may have hereunder, at law, for damages, or otherwise.

     10. COMPLETE AGREEMENT. In entering into this Agreement, neither party has relied upon any representation, warranty, assurance or statement of intention not expressly set forth herein.

     11. SEVERABILITY. If any provision of this Agreement is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect.

     12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in California. Only California courts (state and federal) shall have jurisdiction of any action, suit or proceeding brought regarding this Agreement.

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      13.  MODIFICATION AND WAIVER.  No provision of this Agreement may be modified, waived, or discharged unless agreed to in writing by both parties hereto. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

     14. ATTORNEY FEES. In the event of any action, suit, or proceeding arising from or based on this Agreement brought by either party hereto against the other, the prevailing party shall be entitled to recover from the other its reasonable, attorneys' fees and disbursements in connection therewith in addition to the costs of such action, suit or proceeding.

     15. HEADINGS. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

     INTERPACKET GROUP, INC.           TIMOTHY F. SYLVESTER

     /s/ Jonathan Gans                 /s/ Timothy F. Sylvester
     --------------------------------  -------------------------------
     Name:  Jonathan Gans              Timothy F. Sylvester
     Title:  Chief Executive Officer

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                                   EXHIBIT A

                                OPTION AGREEMENT

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                                   EXHIBIT B

                                PROMISSORY NOTE

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